Exhibit 99.1

For Immediate Release	Contact:
David Mullen 336.774.944
david.mullen@mullen.com

Sealy Announces Retirement of Al Boulden
~ Senior Vice President of Sales Retires After 15 Years with Company ~

ARCHDALE, NC, March 6, 2006 — Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, announced today that Al Boulden, Senior Vice President of Sales will retire from Sealy effective March 30, 2007.

Boulden joined Sealy in December 1991 as Eastern Regional Vice President of Sales, after a lengthy career at Frito Lay. He moved from Philadelphia to Dallas in 1997 where he led Central Region Sales, and was promoted to his current position in 2001.  “As a senior leader of our USA Sales Team, Al has helped guide and develop numerous Sealy managers and associates during his career,” said Larry Rogers, President North America. “He has helped grow our Domestic Bedding business from sales of $543 million the year he joined Sealy, to sales of $1.3 billion in 2006.”

Al Boulden stated, “I am leaving with extremely positive feelings.  I believe in Sealy’s long-term outlook and remain a loyal supporter and shareholder of Sealy.  To me, retiring means focusing on other areas of passion, which in my case will be family, church and community.”

Rogers went on to say, “We will miss Al, but understand his decision and congratulate him on his success here at Sealy and the strong legacy he leaves.”

About Sealy Corporation

Sealy is the largest bedding manufacturer in the world with sales of approximately $1.6 billion in 2006. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 21 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

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